Exhibit 23.2

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 17, 2000, except Note S, as to which the date is January 22, 2001, relating to the consolidated financial statements and financial statement schedules for the year ended December 31, 1999 and for each of the two years in the period ended December 31, 1999, appearing on page F-3 of M.D.C. Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement on Form S-3.


/s/ PricewaterhouseCoopers LLP

Denver, Colorado
August 31, 2001